SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

         Date of Report (Date of earliest event reported) June 11, 2003



Commission      Registrant; State of Incorporation;          I.R.S. Employer
File Number     Address; and Telephone Number               Identification No.
-----------     ------------------------------------        ------------------

333-21011       FIRSTENERGY CORP.                               34-1843785
                (An Ohio Corporation)
                76 South Main Street
                Akron, Ohio  44308
                Telephone  (800)736-3402

1-446           Metropolitan Edison Company                     23-0870160
                (A Pennsylvania Corporation)
                c/o FirstEnergy Corp.
                76 South Main Street
                Akron, OH 44308
                Telephone  (800)736-3402

1-3522          Pennsylvania Electric Company                   25-0718085
                (A Pennsylvania Corporation)
                c/o FirstEnergy Corp.
                76 South Main Street
                Akron, OH 44308
                Telephone  (800)736-3402

Item 9.  Regulation FD Disclosure
---------------------------------

     On June 11, 2003, FirstEnergy Corp.'s subsidiaries, Metropolitan Edison Company and Pennsylvania Electric Company (collectively, the Companies), filed a letter with the Pennsylvania Public Utility Commission (Commission) Administrative Law Judge which voids a stipulation previously entered into by the Companies.

Background
----------

     During 2001, the Commission consolidated for hearing purposes two separate proceedings. The first was a joint application for approval of the merger between FirstEnergy and the former GPU, Inc., and the second was a petition by the Companies for recovery of provider of last resort (POLR) costs.

     On May 24, 2001, the Commission issued an order approving the merger between FirstEnergy and GPU. The Commission did not rule on the POLR rate request at that time, but held its disposition in abeyance to afford the parties an opportunity to attempt to resolve the matter in a Commission-facilitated collaborative.

     The collaborative was convened on May 29, 2001, but failed to achieve a consensus resolution of the issues. However, on June 11, 2001, some of the parties entered into a settlement stipulation (Stipulation). The Stipulation, among other things, proposed deferred energy cost accounting under which the Companies would defer the difference between their charges to retail customers for POLR service and its actual cost of supply beginning January 1, 2001, and continuing through year-end 2005.

     Among other items, the Stipulation also:

     o Modified the allocation of revenues between the Companies' shopping credit and the competitive transition charges (CTC)
     o Beginning January 1, 2001, provided for non-utility generation (NUG) stranded costs to be reconciled against the higher of actual market prices or the applicable generation shopping credit, instead of only against market costs
     o    Provided for a distribution  rate freeze that would extend to year-end
          2007
     o Permitted the Companies to apply their NUG trust funds to the full cost payable for NUG capacity and energy under the NUG agreements instead of only the above-market costs
     o Provided funding for, or spending on, Sustainable Energy Funds, renewable energy projects and demand side response programs.

     The Commission adopted the Stipulation without modification on June 20, 2001.

     Several parties appealed parts of each of these two Commission Orders to the Pennsylvania Commonwealth Court (Court) and the Court issued a decision on February 21, 2002 which:

     o    Affirmed the merger approval
     o Found the status of the record on merger savings inadequate and remanded that issue back to the Commission
     o Overturned the Commission's approval of POLR relief and the use of deferred energy cost accounting
     o    Retained the GPU GENCO Code of Conduct.

     Several parties, including FirstEnergy, filed appeals with The Supreme Court of Pennsylvania. On January 16, 2003, the Supreme Court denied or quashed all pending applications for appeal.

     On April 2, 2003, the Commission remanded the merger savings issue to the Office of Administrative Law Judge for hearings. Additionally, the Commission directed the Companies to file a position paper by May 2 on the effect of the Court's Order on the Stipulation. The other parties were directed to file their comments to the Companies' position paper by June 2.

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


The Companies' Position Paper and Parties' Responses
----------------------------------------------------

     In summary, the Companies' position paper stated the following:

     o Because no stay of the Commission's June 20, 2001 Order approving the Stipulation was issued or even sought, the Stipulation remained in effect until the Pennsylvania Supreme Court denied all appeal applications on January 16, 2003
     o    As of  January  16,  2003,  the  Court's  Order  became  final and the portions of the Commission's June 20, 2001 Order that were inconsistent with the Court's findings were reversed
     o The Court's findings effectively amended the Stipulation to remove paragraphs related to POLR cost recovery and POLR cost deferrals, and reinstated the GENCO Code of Conduct as a merger condition
     o All other provisions included in the Stipulation unrelated to these three issues remain in effect (the Companies attached a "redlined" version of the Stipulation consistent with the above).

     Various parties filed responses to the Companies' position paper. In total, there was significant disagreement with the Companies, and disagreement among the parties themselves, including the original signatory parties. Some parties believe that no portion of the Stipulation has survived the Commonwealth Court's Order. Additionally, one party (ARIPPA) filed pleadings with the Commission and with the Commonwealth Court to enforce its interpretation that the Court struck down the Stipulation in its entirety.


Today's Letter Filing
---------------------

     Because of the disagreements with the Companies' position paper, the Companies filed a letter today with the Administrative Law Judge assigned to the remanded case voiding the Stipulation in its entirety pursuant to the termination provisions. The Companies believe this will significantly simplify the issues in the pending action by reinstating the Companies' Restructuring Settlement previously approved by the Commission.

     The Companies recognize that certain merger-related benefits accrued to various parties solely as a result of the Stipulation. Notwithstanding the action by the Companies to render the Stipulation void, the Companies are agreeing to voluntarily, among other items, provide funding for, or spending on, Sustainable Energy Funds, renewable energy projects and demand side response programs.

     In addition, depending upon the resolution of the merger savings issues remanded by the Court Order, the Companies will agree to a voluntary cap on distribution rates at current levels through year-end 2007 consistent with the terms of the Stipulation. This voluntary distribution rate cap is contingent upon a finding that the Companies have satisfied the "public interest" test applicable to mergers, and that any rate impacts of merger savings will be dealt with in a subsequent rate case, consistent with traditional Commission practice.

     FirstEnergy Solutions (FES) will continue to provide the Companies with energy and capacity for meeting their non-self supplied POLR requirements under the current Federal Energy Regulatory Commission contracts between FES and the Companies.

     In the third quarter last year, FirstEnergy reported a non-cash, pre-tax charge of $56 million ($0.11 per common share after-tax) related to reversing the Companies' energy cost deferrals subsequent to the merger with GPU through September 30, 2002. This charge was taken in anticipation of an unfavorable ruling by The Supreme Court of Pennsylvania. We believe this charge, which was reduced by $63 million assuming the pre-stipulation reconciliation of NUG stranded costs only to market costs, is consistent with our interpretation of the accounting impacts associated with voiding the Stipulation.

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

     Additionally, the Stipulation enabled the Companies to withdraw approximately $88 million of NUG trust funds for payment of NUG actual market costs. Although the Companies believe this remains appropriate, certain parties may argue that these monies should be refunded to the NUG trust. This refund would have no direct earnings impact for the Companies.

     Based upon today's letter filing, the Companies believe that the remaining issues before the Administrative Law Judge are:

     o    The appropriate treatment of merger savings issues, and
     o    Whether  the   Companies   accounting   entries  and  related   tariff
          modifications are consistent with the Court Order.

     This Form 8-K includes forward-looking statements based on information currently available to management. Such statements are subject to certain risks and uncertainties. These statements typically contain, but are not limited to, the terms "anticipate," "potential," "expect," "believe," "estimate" and similar words. Actual results may differ materially due to the speed and nature of increased competition and deregulation in the electric utility industry, economic or weather conditions affecting future sales and margins, changes in markets for energy services, changing energy market prices, legislative and regulatory changes or approvals (including revised environmental requirements), availability and cost of capital, inability to accomplish or realize anticipated benefits of strategic goals and other similar factors.


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


                                    SIGNATURE


     Pursuant to the requirements of the Securities Exchange Act of 1934, each Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



June 11, 2003




                                                  FIRSTENERGY CORP.
                                                  -----------------
                                                      Registrant

                                             METROPOLITAN EDISON COMPANY
                                             ---------------------------
                                                      Registrant

                                            PENNSYLVANIA ELECTRIC COMPANY
                                            -----------------------------
                                                      Registrant



                                                /s/Paulette R. Chatman
                                            -------------------------------
                                                   Paulette R. Chatman
                                                   Assistant Controller


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